Exhibit (g)(1)(iii)

SECOND AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

THIS SECOND AMENDMENT is made on the 2nd day of March 2026, by and between:

1.	Nomura Alternative Income Fund, a Delaware statutory trust (the “Fund”); and

2.	Nomura Capital Management LLC, a Delaware limited liability company (the “Investment Manager”).

WHEREAS, the Fund and the Investment Manager have entered into an investment management agreement dated the 13th day of February, 2023, as amended (the “Investment Management Agreement”) relating to the provision of investment management services to the Fund;

WHEREAS, in accordance with Section 17 of the Investment Management Agreement, the Fund and the Investment Manager now wish to amend Section 5 of the Investment Management Agreement as set out in this amendment agreement (the “Amendment”).

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed as follows:

1.	Section 5(b) of the Investment Management Agreement shall be deleted in its entirety.

2.	Section 5(a) of the Investment Management Agreement shall be renumbered as Section 5.

3.	Except where the context otherwise requires, terms and expressions described in this Amendment shall bear the same meaning as those given to them in the Investment Management Agreement.

4.	This Amendment is subject to and shall be construed and enforced with the laws applicable to the Investment Management Agreement and the jurisdiction provisions of the Investment Management Agreement shall apply equally to this Amendment.

5.	This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Parties agree that this Amendment may be exchanged by electronic means and that any portable document format (pdf) file, facsimile or other reproduction of its signature on any counterpart of this Amendment shall be equal to and enforceable and shall have the same binding force and effect as its original signature.

6.	Except as expressly amended by the Amendment, the Parties hereby confirm that in all other respects the Investment Management Agreement and the rights and obligations therein remain in full force and effect.

7.	This Amendment shall take effect immediately upon execution.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

For and on behalf of

Nomura Alternative Income Fund

Signed:	/s/ Robert Stark
Name:	Robert Stark
Title:	President

For	and on behalf of

Nomura Capital Management LLC

Signed:	/s/ Robert Stark
Name:	Robert Stark
Title:	Chief Executive Officer